November 14, 1997



ACME Intermediate Holdings, LLC
ACME Intermediate Finance, Inc.
650 Town Center Drive, Suite 850
Costa Mesa, CA  92626

Ladies and Gentlemen:

          We have acted as counsel to ACME Intermediate Holdings, LLC, a Delaware limited liability company (the "Company"), and ACME Intermediate Finance, Inc., a Delaware corporation ("Intermediate Finance," and together with the Company, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the offer to exchange the Issuers' 12% Senior Secured Discount Notes due 2005, Series B (the "Exchange Notes"), for a like principal amount of the Issuers' 12% Senior Secured Discount Notes due 2005, Series A (the "Original Notes"), of which $71,634,000 aggregate principal amount at maturity is outstanding on the date hereof.

          The Exchange Notes are to be issued pursuant to an Indenture, dated as of September 30, 1997 (the "Indenture"), among the Issuers and Wilmington Trust Company, as trustee (the "Trustee"). The Original Notes were sold pursuant to the Purchase Agreement, dated September 24, 1997 (the "Purchase Agreement"), among CIBC Wood Gundy Securities Corp. and the Issuers.

          Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

          For the purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion, including the organizational documents of each of the Issuers.

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ACME Intermediate Finance, Inc.
November 14, 1997
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          We have relied on certificates of, or telegraphic communications from, public officials as to the corporate or limited liability company good standing of the Issuers. We have relied upon representations of the Issuers contained in the Purchase Agreement and certificates of officers of the Company delivered in connection with the Purchase Agreement as to factual matters underlying the opinions herein. We believe that we and you are justified in relying thereon. We have made no other inquiries and no search of the public docket records of any court, governmental agency or body or administrative agency.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Issuers, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

          Based upon and subject to the foregoing, we are of the opinion that:

          (i) The execution and delivery by the Issuers of the Indenture have been duly authorized by all necessary corporate action of the Issuers and, assuming due authorization, execution and delivery of the Indenture by the Trustee, as to which no opinion is expressed, the Indenture will, when duly executed and delivered by the Issuers, constitute a valid and binding obligation of the Issuers enforceable against the Issuers in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (ii) The execution and delivery by the Issuers of the Exchange Notes have been duly authorized by all necessary corporate action of the Issuers and, assuming the authentication of the Exchange Notes by the Trustee, as to which no opinion is expressed, the Exchange Notes will, when duly executed and delivered by the Issuers and exchanged as described in the Registration Statement, constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is


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ACME Intermediate Holdings, LLC
ACME Intermediate Finance, Inc.
November 14, 1997
Page 3


sought in a proceeding in equity or at law), and the holders thereof will be entitled to the benefits provided by the Indenture.

          We are licensed to practice law in the District of Columbia and the State of New York, and do not hold ourselves out as being conversant with the law of any jurisdiction other than the federal laws of the United States of America, the District of Columbia, the State of New York and, to the extent required by the foregoing opinion, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Oregon Limited Liability Company Act, the Tennessee Limited Liability Company Act and the General and Business Corporation Law of Missouri. No other opinion is expressed herein as to the laws of any other jurisdiction.

          This opinion is provided to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement. This opinion letter may not be relied upon by any other person or for any other purpose.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Validity of Exchange Notes" in the Prospectus forming a part of the Registration Statement, without admitting that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                      Very truly yours,


                                     /s/ Dickstein Shapiro Morin & Oshinsky LLP